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                                                                      Exhibit 12

                                RAYTHEON COMPANY
                       STATEMENT REGARDING COMPUTATION OF
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  (dollar amounts in millions except for ratio)
            (excludes RE&C except for interest, which includes RE&C)



                                                         2001
                                                        -----
Income from continuing operations before
 taxes per statements of income                        $  117

Add:
Fixed charges                                             810
Amortization of capitalized interest                        2

Less:
Capitalized interest                                        1
                                                       ------
   Income as adjusted                                  $  928
                                                       ======
Fixed charges:
Portion of rents representative of interest factor     $   95
Interest costs                                            714
Capitalized interest                                        1
                                                       ------
    Fixed charges                                         810
                                                       ------
Equity security distributions                             163
                                                       ------
Combined fixed charges and preferred stock dividends   $  973
                                                       ======
Ratio of earnings to combined fixed
 charges and preferred stock dividends                    1.0
                                                       ======

Historical earnings were insufficient to cover fixed charges by $45 million for the year ended December 31, 2001.